Exhibit 4.4

FIRST AMENDING AGREEMENT

THIS FIRST AMENDING AGREEMENT is made as of December 7, 2007 between SOCIÉTÉ GÉNÉRALE (CANADA), a bank organized and existing under the laws of Canada (“Lender”), QUEBECOR MEDIA INC. / QUEBECOR MEDIA INC., a company incorporated under the laws of Canada (“Borrower”).

RECITALS

The Borrower and the Lender have entered into a credit agreement dated as of April 7, 2006 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”).

The parties wish to amend the Credit Agreement.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Interpretation

1.1	Capitalized terms used herein and, defined in the Credit Agreement have the meanings ascribed to them in the Credit Agreement unless otherwise defined herein.

1.2	Any reference to the Credit Agreement in any Finance Document refers to the Credit Agreement as amended hereby.

Amendment to the Credit Agreement

2.1	Section 1.1 of the Credit Agreement is amended by deleting the definition of “Availability Period” therein and replacing it with the following:

“Availability Period” means the period beginning on the date on which all Initial Conditions Precedent have been satisfied or waived and ending on the earlier of (i) March 1, 2008, and (ii) the date, if any, on which the Credit Facility is no longer available to Borrower for any reason in accordance with this Credit Agreement.

3.	Fees and Expenses

The Borrower agree to pay on demand all reasonable costs and expenses of the Lender in connection with the preparation, execution, delivery, implementation and administration of this Agreement including, without limitation, the reasonable fees and expenses of counsel for the Lender.

4.	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument. A party may execute this Agreement by signing any counterpart.

5.	No other amendment

The parties acknowledge and agree that, except as amended pursuant to this Agreement, the provisions of the Credit Agreement remain in full force and effect, without novation of and without derogation from the rights and obligations of the parties thereunder.

6.	No waiver

This First Amending Agreement will not be deemed to constitute any waiver of or prejudice to any rights, powers or remedies which the Lender has or may have in the future under the Credit Agreement or otherwise.

7.	HERMES Approval

Lender hereby confirms that it has received approval from HERMES to the extension of the Availability Period and that the HERMES Insurance Policy, absent any other circumstances (of which the Lender is not aware), remains in full force and effect.

8.	Governing Law

This Agreement is governed by, and construed in accordance with, the laws of the Province of Québec and of the laws of Canada applicable therein.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

SOCIÉTÉ GÉNÉRALE (CANADA)

Name: Benoît Desmarais Title: Managing Director

Per:
Name: David Baldoni Title: Managing Director

QUEBECOR MEDIA INC.

Per:
Name: Title:

Per:
Name: Title: